UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 14, 2016

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment No. 2 to Note Purchase Agreement.

On July 14, 2016, the Company entered into Amendment No. 2 (“Amendment No. 2”) with each of the buyers (the “Buyers”) party to the securities purchase agreement (the “Purchase Agreement”), dated November 4, 2015, as amended by Amendment No.1 thereto dated May 2, 2016, among the Company and the Buyers.

Pursuant to Amendment No. 2, each Buyer consented to future reductions, at any time and from time to time, in the then current Conversion Price (as defined) of certain senior convertible notes of the Company (the “Notes”) sold to the Buyer under the Purchase Agreement as amended. Under the terms of the Notes, with this consent, the Company may reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the board of directors of the Company. The Buyers and the Company agreed that any reduced Conversion Price may be established at a fixed price or by reference to a formula that may be determined at the time of first offer of the reduced Conversion Price or may not be determinable until a future time and that any such reduced Conversion Price may be at such discount to any closing price for the Common Stock or any formula for averaging such closing price or VWAP (as defined in the Notes) with respect to the Common Stock as the Company shall determine. The Company anticipates that it will use its ability to reduce the Conversion Price from time to time to incentivize the Buyers to convert Notes into equity.

Amendment No. 2 revises the terms on which the Buyers are obligated to buy and the Company is obligated to sell up to $6.25 million of additional Notes in a Fourth Closing of Notes sales. Amendment No. 2 set the date for the Fourth Closing as December 1, 2016 or such earlier date as the Buyers and the Company shall agree. At the Fourth Closing, each Buyer shall buy an aggregate principal amount of Notes equal to fifty percent (50%) of the sum of (a) the aggregate principal amount of Notes converted voluntarily into shares of Common Stock by such Buyer in response to a notice of a reduction in the Conversion Price plus (b) the aggregate principal amount of Notes held by such Buyer converted into shares of Common Stock pursuant to Installment Conversions (as defined in the Notes) of Installment Amounts (as defined in the Notes), in each of clause (a) and (b) from and after July 1, 2016, except that such Buyer is not obligated to purchase more Notes than originally scheduled in Amendment No. 1. Each Buyer will also acquire a Warrant to acquire up to 1,175.2416 shares of Common Stock for each $1,000 of aggregate original principal amount of Notes purchased by such Buyer in the Fourth Closing.

Solely for purposes of satisfying the conditions to the Fourth Closing set forth in Sections 1(a)(iv), 6(d) and 7(d) of the Purchase Agreement as amended (and not with respect to any term or condition of any Note), each Buyer has waived, in part, (x) any Volume Failure, solely to the extent the definition of Volume Failure in the Notes would be satisfied with “$100,000” replacing “125,000” therein and (y) any Price Failure, solely to the extent the definition of Price Failure in the Notes would be satisfied with “$0.20” replacing “$1.24995” therein.

With respect to each Installment Date (as defined in the Notes), each Buyer has waived the Company’s obligation to deliver Pre-Installment Conversion Shares (as defined in the Notes) to such Buyer, solely to the extent of such aggregate number of Pre-Installment Conversion Shares that upon issuance to such Buyer would otherwise result in a breach of certain share ownership limits in the Notes; provided, that, such Buyer may withdraw any Pre-Installment Conversion Shares so waived in increments not less than 250,000 shares of Common Stock (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events).

Under Amendment No. 2, the Company has waived certain restrictions to the occurrences of Accelerations (as defined in the Notes) by each of the Buyers of payments of Installments (as defined in the Notes).

In addition, each Buyer has waived each Event of Default due to an occurrence of the events set forth in Section 4(a)(i) of the Notes as a consequence of any suspension of trading or failure of the Common Stock to be trading or listed on an Eligible Market (as defined in the Notes) so long as the Common Stock is trading or listed on one of the OTC Markets.

The foregoing description of Amendment No. 2 is qualified in its entirety by reference to the Form of Amendment No. 2 attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Amendment No. 2 to the Securities Purchase Agreement dated November 4, 2015, as amended by Amendment No.1 thereto dated May 2, 2016, among the Company and the buyers listed therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Compliance Officer

Date: July 14, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Amendment No. 2 to the Securities Purchase Agreement dated November 4, 2015, as amended by Amendment No.1 thereto dated May 2, 2016, among the Company and the buyers listed therein.